Exhibit 99.1

GenMark Diagnostics Appoints James Fox Ph.D. To Board of Directors

September 1, 2010 Carlsbad, CA—GenMark Diagnostics, Inc. (NASDAQ: GNMK), a provider of automated, multiplex molecular diagnostic testing systems, announced today that Dr. James (Jim) Fox has been appointed to GenMark’s Board of Directors. Dr. Fox will Chair GenMark’s compensation committee and also sit on the audit and corporate governance and nominating committees. Dr. Fox has extensive experience in global technology and healthcare businesses. He led the start up of Invetech, an Australian contract research and development company that specializes in healthcare products and complex instruments for international markets. Invetech was merged with Australian Securities Exchange listed Vision Systems Limited in 1993, and Dr Fox took over as Group Managing Director of the combined entity. In January 2007, Vision Systems Ltd., then a leading global cancer diagnostics company, was acquired by Danaher. Prior to Invetech, Dr. Fox spent seven years working as a consultant and director with PA Technology. Dr. Fox currently serves as Chairman of the Board of Biota Holdings Limited, a director of Air New Zealand Ltd., and a director of MS Research Australia, a not-for-profit organization aimed at financing public multiple sclerosis research. Dr. Fox received his Bachelor’s, Master’s and Ph.D. degrees in engineering from the University of Melbourne.

“We are delighted to have Jim Fox join our Board. Jim brings extensive and very successful operational and Board experience to GenMark. In addition, his broad background in leading product innovation and commercial execution in high growth healthcare environments will prove invaluable as GenMark executes against an aggressive menu and platform strategy for the multiplexed molecular diagnostics market” commented Christopher Gleeson, GenMark’s Chairman and interim CEO.

About GenMark

GenMark, a provider of automated, multiplex molecular diagnostic testing systems, detects and measures DNA and RNA targets to diagnose disease and to optimize the treatment of patients and is focused on developing and commercializing its eSensor detection technology. GenMark’s XT-8 System is designed to support a broad range of molecular diagnostic tests with a compact and easy-to-use workstation and self-contained, disposable test cartridges. GenMark has developed four diagnostic tests for use with the XT-8 System, including its Cystic Fibrosis Genotyping Test, Warfarin Sensitivity Test and Thrombophilia Risk Test which have received clearance from the Food and Drug Administration. www.GenMarkDx.com.

SAFE HARBOR STATEMENT

This press release includes forward-looking statements regarding events, trends and business prospects, which may affect our future operating results and financial position. Such statements, including, but not limited to, those regarding our menu and platform strategy, are all subject to risks and uncertainties that could cause our actual results and financial position to differ materially. Some of these risks and uncertainties include, but are not limited to, risks related to our history of operating losses, the need for further financing and our ability to access the necessary additional capital for our business, inherent risk and uncertainty in the protection intellectual property rights, regulatory uncertainties regarding approval or clearance for our products, as well as other risks and uncertainties described under the “Risk Factors” in our public filings with the Securities and Exchange Commission. We assume no responsibility to update or revise any forward-looking statements to reflect events, trends or circumstances after the date they are made.

Contact:

GenMark Diagnostics, Inc.

Steven Kemper

Chief Financial Officer

(760) 448-4303